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ALL-EMPLOYEE WEBCAST

February 1, 2005

10:30 a.m. EST

D. Dorman	Good morning, everyone. It’s Dave Dorman here in New York. I’m joined by a number of colleagues: Mirian Graddick-Weir, Bob Shaur, Bill Hannigan, Hossein Eslambolchi, Jim Cicconi and Tom Horton. I wanted to take this opportunity to let you hear directly from all of us, and in particular me, about our SBC announcement.

We are extremely excited about what we’re going to be doing with SBC. We think this combination creates the industry’s premier communications and networking company. Ed Whitacre yesterday referred to it as a prototype, we’ve used the word premier and I’ve also, myself, described it as a defining entity for this century, really, for telecommunications. I believe that our combination with SBC, we’re going to create a company capable of delivering all manner of communication services and network technologies across America and across the world.

Now, why did we do this merger and why did we do it now? Clearly, our company has moved through a period of prolonged challenge and enormous instability in the industry in recent years. There have been dramatic technology changes and advances; a shifting — I might say ever-shifting — regulatory environment; an increased competition in our core businesses; and fraud on the part of several of our competitors — five, in fact. The combined impact of these factors has forever altered the telecom landscape and has forced us to make more than our share of strategic shifts.

Most recently, the regulatory reversals during the summer led us to redefine our business model, stepping back from actively marketing our traditional services to consumers and focusing all of our energies on the enterprise customers and emerging technologies that we collectively refer to as SOIP, or Services Over IP. Given these continued challenges and competitive forces we’re sure to face, we understand that operational scale and scope will be critically important to defining winners and losers in the industry over the next several years.

In the recent two years, and in fact, during the last year in particular, we’ve sought to ensure our long-term viability by building on our existing technology and scale advantages, while significantly increasing our financial strength and our global reach. You’ve heard before that we’ve reduced the debt of the company by almost $60 billion from its peak. We ended the year with just under $6 billion of net debt. And we’ve made great progress in positioning the company for the long-term by doing so. And frankly, winning the opportunity to fight on and compete for the future at a time when many had written us off and many of our competitors are weakening further. I want to thank all of you for your hard work in this great progress in transforming AT&T and actually getting us to this opportunity.

Through this combination we now have the opportunity to accelerate our growth and transformation by combining our operational and financial advantages with those of SBC. They have a growing consumer and small business presence; a demonstrated commitment to broadband deployment, committing to deliver new broadband networks to over 18 million homes in their service territory; they’re the leader in the deployment of DSL technology nationally; they’re the 60% owner of the largest wireless company; and they’re aggressively expanding into video through IPTV.

This combination also makes a lot of sense from a cultural standpoint. We’re combining two companies that share a common past and an ongoing legacy of innovation, integrity, reliability and customer service. I think together we’ll set the standard in communications for years to come.

So why now specifically? Well, we’re both at a point where we’re redefining ourselves fundamentally. In AT&T’s case, as I said, we’re moving away from the traditional consumer market and towards the enterprise market with greater vigor and with new voice-over IP and wireless offerings, which we were scheduled to start our wireless offering next month. SBC, in contrast, has not been a player in the enterprise space and is instead focused on expanding their current suite of bundled services for consumers and small businesses as their principle focus.

Also, from a regulatory perspective, AT&T is no longer “unthinkable” merger partner of years gone by. Going forward, this combination will allow us to continue providing high quality services that our customers rely on while assuring that a U.S.-based firm will serve as a global leader in networking and telecom. It gives AT&T additional financial strength and stability to further accelerate our innovation and investing in our network.

And AT&T brings more than just its global network services and customers to the combined companies. It also brings all of you, the people of AT&T, with unique skills and experience in competing and serving customers on a national and global basis, especially in the business market. I personally was touched by Ed Whitacre’s remarks yesterday in saying to all of us, “Welcome home.” He has a deep sense of history of this company and of the industry, and this is a very meaningful and personally moving transaction for Ed. While I’m sure lots of reporters will have lots of fun writing “The End of Ma Bell” and “The End of

AT&T” and “The End of an Era,” those who know the history of this company know that several times in its past, going all the way back to 1878, when Theodore Bell was made the first general manager of the Bell Telephone Company, over the next 30 years the Bell Company started AT&T and in 1899, AT&T actually bought its parent, Bell Company. And now, some 100 plus years later, one of the Bell Companies is coming back and buying AT&T. I haven’t asked the lawyers to research it, but this might be the fifth or sixth transaction between Bell Companies and AT&T over the 120+ year past. We, of course, all focus on the more recent 20 years since divestiture, and that, frankly, is likely to be the subject of most of the press reports.

No one here should feel like you lost. No one here should feel like this is the end of an era. This is a recombining in a very natural way. In fact, as Theodore Bell might say, it’s a combining of the long lines vision with the local service of the Bell system just in a 2005 context. And again, I couldn’t be more enthusiastic about it and I think it is a terrific outcome for our company.

It is, in my view, certainly ironic in the context, as I said, of the last 20 years that one of the Baby Bells, and more importantly, or more interestingly, that the smallest Baby Bell is the time of divestiture would be acquiring AT&T. But if you know Ed Whitacre, he never accepted the moniker of being the smallest and the minute the Telecom Act was passed nine years ago, busily began building SBC into the company it is today.

This combination is good for our shareholders, it’s good for our customers and it’s good for all of us. I believe that we’ll have now an opportunity to expand opportunities for employees into new areas that we have not been able to afford to either invest in or in the past spun off. This will create new career paths, and I think that’s also a very important part of this announcement.

I’d also like to make the point that SBC is very enthusiastic about what we’re doing with voice-over IP; that our CallVantage platform is also something that will be prominently featured as time goes on. We’re particularly excited about their relationship with Yahoo and their 168 million registered Yahoo users worldwide and what we can do with that in CallVantage.

In the short-term for us, it’s hardly going to be business as usual here. In fact, I would resist the concept that we just go back to work. We must redouble our efforts to win in the marketplace. We want to double down and put even more effort into winning. The next year, as we go through regulatory process that’s critical, we want momentum as we launch the new company and we’re certainly not just giving up. It’s absolutely essential that we remain focused on serving our customers, and meeting each and every one of our commitments. We do have momentum in the marketplace right now and we cannot afford to be distracted.

There will clearly be many unanswered questions in the short-term as we work out plans to combine our companies after receiving the necessary regulatory and AT&T shareowner approvals. We’ll keep you informed along the way as much as possible. Now, I’d like to open up things for questions.

Before I do, I’d like to say that I know there are a lot of questions about benefits. We don’t have all the answers yet, the deal was obviously just approved by our board and signed just over 30 hours ago, and the next 24 hours we plan to launch a merger Web site for employees where we’ll start posting frequently asked questions and we’ll continually update as we get more information.

Just a couple of key principles: For 2005, it’s basically benefits as usual. There are no changes beyond our standard plans. Remember, the deal needs a series of approvals and until the acquisition is closed, we continue to operate as an independent company.

Two thousand and five bonus and salary increases will proceed as planned, on schedule and unchanged as a result of this agreement. Bonuses will be paid on March 15th. Management salary increases will be effective April 1st.

Other benefit programs continue per normal course of business. For example, we have no plans to change our pension plan or severance plans between now and close. When the deal closes, there are a few provisions. First, employees will have compensation and benefit plans that are no-less favorable in the aggregate than they had with AT&T, up to the end of the plan year, which is generally December 31st, following the first anniversary of the close. So our plans are protected as they are and then SBC will decide what plans we go on, which plans they’ll continue and the like. I know that many of you will have much more specific questions about your own situation and we’ll get that information to you as soon as possible. When the deal closes, a change in control takes effect and the change in control severance plans will be in place for two years.

We are taking questions today from the Web, just to facilitate an easier and smooth running process. We’ve received quite a few at this point. I guess the consistent message all along, this is actually a question, I suppose, I’m trying to read here, the question effectively is, “We were well positioned to go it alone. What happened in the past couple of weeks to change the direction?”

Well the answer is, of course we must always position ourselves and execute to being a standalone company. No one plans to operate the company as a merger candidate. What actually happened here is that Ed Whitacre and SBC approached us and put on the table a transaction that we felt was in the best interest to shareholders, employees and customers, and had the promise of significantly changing and improving the overall outlook for the industry. So the basis of this transaction is, we just think it’s a game changer that will beneficial and actually provide a greater opportunity than we saw as a standalone company. Not that we didn’t have an opportunity as a standalone company.

The next question is, “Please explain the special dividend that AT&T will pay? It looks like we’re paying ourselves our own money so that SBC can get a better price.” Well, the fact is, when they buy us, it’s their money. So whether we paid it out of money they would have one day later or they paid us in cash, frankly, it doesn’t make any difference. We will have substantial cash reserves at the time of the closing, and for their own capital structure purposes, they preferred that we pay it out as a dividend for our shareholders. The consideration and the transaction based on the closing price of SBC on Friday made the initial value $19.71. Since that time, their stock has actually gone up. And if you look at, I don’t know where it’s trading right at this moment, you should think of this is for each share of AT&T, you will get approximately just slightly less than 78% of a share of SBC, plus $1.30. So if you ever want to know what the value of the deal is at any particular time, roughly .78 times whatever their price is at that given moment plus $1.30.

There will be a difference in the trading range of what we sell for and they sell for that doesn’t equal that. In other words, our stock will not exactly mirror that exchange ratio because there is the possibility the deal might not be approved, it’s a ways out, so there will be some lag and it would be expected that by the time the deal reaches an approval point, that gap will close and our stock will trade at very close relationship to theirs. Probably down to a few pennies. So, I wouldn’t get too concerned about what it looks like. Those who are financial experts in the matter see this for what it is — it’s a price for AT&T that includes stock and cash.

The next question is, “Will SBC take on a new name for the combined companies and will AT&T be part of the name?” That decision has not been made or announced yet if it has been made. I expect that we’ll hear that over the next couple of weeks. It is something that they are thinking very seriously about, how they go forward. Obviously, as Ed Whitacre said yesterday, the AT&T brand is very powerful and will play a role in the company going forward in any case.

Next question is, “With the SBC announcement, will AT&T continue to aggressively reduce costs, especially employees, or will we slow down on the cost cutting initiative until the acquisition is complete, where SBC will be better able to judge needs?” I would say, in my view I think SBC has been very supportive of the things that we’ve done to change the cost of doing business. Yes, we have clearly and aggressively substituted technology for manual labor in a lot of cases. That is absolutely necessary, no matter what. Whether we were a standalone company or combined, the telecom industry pricing regime and technology has driven down prices so much that to have a cost structure that won’t support lower pricing is impossible. So we will continue with our plans for ‘05, which did include some additional reductions in force based on further automation and further process improvement, and reallocating resources to those things that are higher and better value for us. That is done with SBC’s full and wholehearted support.

Next question is, “How will the merged company do R&D? What will the role and the size of the labs be?” Throughout the announcement yesterday and further press interaction today, SBC executives and I and other AT&T executives have talked about the prominent role of AT&T labs in the new company. It is an engine of innovation, it is what has allowed us to transform our business from a cost structure perspective as well as introduce new products and services, which are vital for our future growth. It is viewed as a critical asset of the new company.

Next question is, “What happens to the Rule of 65?” As you know, I think we extended it through 2004. Mirian Graddick-Weir can perhaps give us some insight.

M. Graddick-Weir	Yes, I think as everyone knows, the Rule of 65 is a benefit that’s associated with our management severance plan, and it’s simply that any combination of age and service that equals 65, you require for retiree medical. I think the question is, is that we have Rule of 65, we’ve extended it several times and we have it in place through the end of 2005. Rule of 65 is also a part of our change in control severance plan. I believe what the question is, is given the fact that it’s currently scheduled to end at the end of 2005, if we weren’t to close the deal until March, what about that gap? I think what I could safely say right now is that we would likely request to have that extended up through close. I think that’s a reasonable request.

D. Dorman	Thank you, Mirian. Next question is, “What does the future hold for AT&T classic services? Will it be merged with SBC or spun off as a tracking stock or sold off to meet SBC approval?” At this point, we don’t expect that the consumer business is going to pose a regulatory hurdle. At least that is our current view. However, regulators may feel differently. And certainly, within SBC’s 13 state territory, it is a possibility that we could be asked to divest our in-region consumer business. We think that’s problematic, because we’re not quite sure how you take 13 states and package it up as a business or who might be interested in buying it, so we will argue that, quite frankly, it makes more sense to serve the customers’ needs and to keep them within the combined companies. And that the customers themselves have rights in this matter as well.

As far as the employees in that organization, as we have overlaps with SBC in the consumer services space, those will be rationalized as far as the merger planning. We operate on a national basis, we operate in some areas that might perhaps be lower costs than their areas. All of that is going to be looked at completely, objectively as the merger integration is planned going forward.

“What would the impact of this buyout on AT&T’s current wireless strategy be?” We were scheduled to launch our MVNO, the new AT&T Wireless, MVNO meaning Mobile Virtual Network Operator, next month, with Sprint as the underlying carrier. Obviously, with Cingular being a 60% owned entity by SBC, we will evaluate quickly the possibility of our being able to market Cingular services through our AT&T sales forces. That work has to go through normal channels, because Bell South is a 40% owner, Cingular operates as a joint venture and independent of two parents, though, obviously, SBC has a larger share in the company, and we will have those discussions in the next several days.

Bill, I don’t know if you want to comment on what we may or may not do with the launch date.

B. Hannigan	...talked to Kevin and the squad this morning and spent a little bit of time with Randall Siemen’s, the COO of SBC last night about next steps and making sure that everyone ....commitment to the marketplace. And while there is an opportunity to do a recalibration, that we need to satisfy the expectations we put out there with our largest customers.

D. Dorman	Next question is, “How should expectations be set with customers looking at a contract renewal during 2005?” Well, the large customers we’ve talked to during the last few days have been unanimously supportive of this transaction. They view it as creating a stronger partner for them; they’re elated at the overall scale and scope. And if you think about it, customers buying services from us which require special access, nodal services and the like, will have the ability to get greater integration for access services within the SBC footprint, which is significant, which allow us to have more on-Net services for our customers. So, that’s just one example.

In terms of contract renewals, obviously, the customers should continue with business as usual with us. We’re going to be here, we’re capable of providing services over a contract term of multiple years. Those contracts, obviously, will become part of the new company, so there shouldn’t be an issue from a customer perspective.

Next question, “Is it possible that someone could come in and try to outbid SBC like Verizon?” The answer is, it’s always possible. I don’t expect it. But in these kinds of transactions, because of shareholder litigation and case line to path, our board has to maintain what is known as a fiduciary out, so that if a superior offer came in, they are obligated to at least review it. But at this point, we expect that our agreement with SBC will be approved by our shareholders and approved by regulators, and we’ll get it done sometime next year.

Next question is, “For those of us who stay with AT&T through 2005, will there be a bonus payout in 2006?” Yes, if we meet our financial commitments according to our plans that are in place. So we make our plan, we get paid according to those plans.

“Is AT&T looking to establish an immediate reseller agreement with SBC so that we can resell their DSL, wireless and local access services among other services to our AT&T customer base?” We talked about wireless already. Obviously, in the local access area we are a large UNEP customer of theirs. UNEP services are subject to final rule making by the FCC where we expect there to be a one-year transition period. We have agreements with other Bell companies that allow us to extend UNEP-like services for multiple years, so there are commercialized agreements replacing regulation for UNEP already as a precedent for other Bell Companies, and I’m sure this will be something that we’ll look at with SBC over the course of the year. Bill, did you have a comment?

B. Hannigan	There are several areas where we’re looking at the opportunity to put commercial agreements in place to reduce costs and take advantage of some revenue opportunities in the interim. At the same time, being very cognizant of the fact that we don’t want to undermine what we need to do in ...to get our deal approved.

D. Dorman	Next question, “Has SBC defined its objectives in relation to global business? Would you anticipate a change in our current global strategy? If yes, in which ways?” SBC is acquiring AT&T because of its global business capability and its obvious significant position in the enterprise market. They’re not looking to change what we’re doing, they’re looking for us to continue doing what we’re doing and growing. So, is it possible that there can be changes, do I anticipate it? No, I think if anything, they’re looking to grow faster and have us keep doing what we’ve been doing.

“Most of the external analyses on synergy were focused on cost redundancies. Do you foresee any area that the new company will actually need to invest further, such as greater international presence?” Absolutely. I mean, normally in these situations immediately following an announcement, it’s our job and duty to explain to shareowners and analysts the financial mechanics of the transaction the best we can, so that they can update their models and plan for the future of the company, which is what our value is derived from. What is the future operation of this business likely to be? So we’ve tried to spell out in great detail. And further this morning, we’ll have an analyst meeting with SBC and AT&T management and with the financial community to go into greater detail. That’s fairly standard in this situation.

I think that the notion of further investment where we can be opportunistic, especially internationally, to expand our footprint or lower our costs, we as AT&T had an affordability level based on our financial plan that might change. We might see projects that we previously thought may need to be deferred a year become more affordable in a shorter-term with the greater financial resources. It’s simply just too early to tell.

This is an interesting one. “You keep referring to this sale as a merger. Is it a merger or an acquisition?” Well it’s actually both. The technical form of this, legally, is a merger. But in all respects, AT&T is being acquired by SBC as they are the larger company and are actually going to continue to be, we will actually own 16%, our shareholders will own 16% of the resulting company. I don’t make any real distinction about that. No one should be ashamed of it. I’ve heard some people say, “It sounds bad to say we’re being acquired.” Well it is what it is, and I don’t try to sugarcoat that. Some people, again, will use the merger term, because technically and legally that is what we are doing.

The next question is, “Are there any guidelines for how we compete with or collaborate with SBC for the next year?” The answer is yes. Jim Cicconi, our general counsel, and his counterparts will be publishing sort of guidelines for people to understand what the do’s and don’ts are. SBC cannot exercise prior control of our operation. We have to operate as an independent company. We are competitors. We have to respect the competitive anti-collusion rules and those kinds of things, and you’ll hear more about this as we go along. But the answer is, we don’t operate as one company until we’re one company. Jim.

J. Cicconi	Just one thing I’d add as a caution to everyone, I know the temptation to want to be cooperative and maybe contact counterparts and talk through issues and problems. This in itself is a problem and there’s a big bright line here, you should not do that. We’re going to set up channels for contacts and you’ll be notified of those.

D. Dorman	Next question is, “When do you foresee the shareholder vote taking place?” According to our agreement, we’re obligated to have a shareowner vote within 120 days of yesterday or the day before yesterday. Well, I guess it was yesterday, because we signed it at three in the morning, or whatever it was. So, we would anticipate that occurring sometime before the end of May.

Next question, “Is there a breakup fee in the deal? If SBC walks away, will we get anything?” Well, they can’t walk away. We have a binding agreement. If they were to breach the agreement, they would be liable for substantial damages, including to our shareowners for any change in price.

So we don’t anticipate SBC walking away unless we caused it by a breach, which we will not due.

There is a breakup fee if another party were to come in and actually make a superior offer. We’d be obligated to pay SBC 3.5% of our enterprise value, which is approximately $560 million plus associated expenses. That’s all detailed in the merger agreement that will be filed.

“Where the two companies have overlapping offers and capabilities, how will the decisions be made in terms of how we will take advantage of strengths and which work centers will remain open and which will be consolidated?” And the answer is, on a logical, thoughtful basis we will look at the offers, we will look at best-in-class, and we’ll go with the stronger offers and the stronger productivity levels. It just makes common sense that we’re going to do things that are the best interest of the business, wherever those kinds of comparisons exist.

“What kind of financial situation will the combined companies have, as SBC has significant debt already and will be assuming AT&T’s?” AT&T, as I said, has about $6 billion of net debt. We expect the combined company to have a higher credit rating, significantly higher credit rating than AT&T today does. The combined companies will be a Fortune 20 size company, with over $83 billion of pro forma expected 2005 revenues; EBITDA over $24 billion; and significant operating income and net income. This will be a very strong and powerful company. SBC is committed to maintaining an A credit rating. I suspect that the rating agencies will undoubtedly review the company when the merger’s complete. In spite of the fact that SBC has increased its debt somewhat with the acquisition of AT&T wireless, their cash flows remain very strong and they’re expected to pay down some of that debt during the course of the year as we’re working towards approvals.

I would not be concerned about SBC’s and AT&T’s combined financial strength. It will be world-class.

Next question, “Until we get regulatory approval, are we going to be operating ‘business as usual’?” As I’ve already said, the answer to that is no. “Is management going to review the different projects that everyone is working on and see if it makes strategic sense to continue doing it any further?” Obviously, things that make less sense for us would be building duplicate facilities in SBC service territory. So if we’re out there wiring buildings, obviously we’re going to take a look at that, because we might even have to divest that. So a good question. We’re going to be looking at all those things that would create additional duplication and redundancy and not do that.

Sort of a follow on to this one, “Is AT&T is still planning to continue roll-out of target architecture systems, even if there’s a possibility that in a year from now we may end up having to use SBC’s systems?” Actually, I think it’s more likely to be the opposite. Our systems are more productive, lower cost, more comprehensive than SBC’s. It’s one of the great values they see in our company, and so we are continuing with the deployment and transformation of our target architecture.

More questions rolling in here. I think just for your information, we have over 11,000 folks on the Webcast at this moment, and I think over 1,000 on the phone, so this is very well attended.

Next question is, “Both your comments this morning and the merger announcements mentioned CallVantage as a prominent AT&T offering, yet it appears that the corp. has stopped or at least greatly reduced investment in marketing infrastructure of consumer VoIP. What role do you expect VoIP to take in the newly merged companies?” What we have said is that we’re not going to engage as a standalone AT&T in marketing of VoIP through traditional channels that are very high cost. I mentioned at the outset of this call that we’re very enthusiastic about SBC’s relationship with Yahoo. We have had discussions with Yahoo for over a year, but because of their relationship with SBC have been unable to close them as a distribution partner for CallVantage. I expect that even as of yesterday, conversations between SBC and Yahoo have taken place and we’ll be talking with Yahoo. So I have been a big believer in what I’ll call “viral channels of distribution” as opposed to historic telemarketing and direct mail, which yield cost per acquisitions that are in the mid-$100 range, $500, I should say, versus viral sales that could come in under $100.

So, the reason we mentioned it is we see new channels of distribution for CallVantage, including combining CallVantage with Cingular offers for a wireless VoIP kind of offer. So, you should expand your thinking about how many different ways we might be able to take CallVantage to market.

“What assets or concessions do we think will be necessary to gain regulatory approval? This question is not in regard to AT&T assets, but also SBC assets.” We don’t, at the current time, anticipate SBC assets being required to be divested. As I said before, some will try to make a case that our consumer business, which is declining at 20%, should be divested by the end of the year. As we approach the approval timing, consumer will be smaller. We expect it to continue to shrink as we only sell a single product in a world, which is increasingly becoming bundled. I would argue that our overlap with SBC and just basic long distance is very narrow. They have almost no standalone long distance. They almost do not market it without basic local service or DSL or wireless or video. In fact, 62% of SBC’s customers today are bundled customers in the consumer market. So we’re going to make a very strong case that we think that the long distance piece should not be considered as a competitive overlap. We’ll see, but that’s probably the one that we’ll have the most discussion about.

Another person has asked, “What regulatory agencies have to approve the merger? I would better say, which ones don’t?” I think that we have said that certainly the 13 states that SBC operates in, plus the FCC and the Department of Justice, and perhaps another 12-15 states where we operate with significance. There will be some number of states where our business together is de minimis and is not expected to require approval. So you should think of it as some number probably north of 25 states, the FCC and the Department of Justice. Oh, Jim Cicconi mentioned, we possibly have some overseas approvals. We specifically have said in the agreement we would get the approvals of the Japanese government, the French government and the German government. The European Council will also have some potential review. We don’t expect any difficulties with those approvals.

Next question is, “Experience has shown that all mid-level decision making on strategy capital expenditures and service development will cease between now and several months after merger completes as people figure out where they fit — if they have a job and where their bread is buttered. What steps are being taken to mitigate this paralyzing phenomenon?” Well, I would highly recommend it not happen. If you cease working and cease thinking, someone will notice. So my very blunt answer is, you need to reevaluate whatever your past practice is and work harder, not less, because this is a period of time where we want to demonstrate what our capabilities are. I’m just trying to be as blunt as I possibly can be, but also not being naïve that I understand everyone is going to be buzzing about what’s going on and what’s happening to me.

I’ve been through probably ten mergers in my career. I’ve been acquired, I have acquired. The worse thing you can do is spend time worrying about things you can’t control and you can’t affect, while letting the things that you can slip. What you can affect is what you do every day and you ought to do more of it and with more determination than you ever have before.

Next question is, “It was long and difficult to integrate previously combined companies together, such as TCG into AT&T in terms of provisioning and maintenance processes, especially. How will we move to being one integrated company, AT&T and SBC, going forward?” Well I can’t comment on things that happened prior to my being here. I know that some of these things lagged into my tenure. I would ask you to look at the progress we’ve made in the last two years. We’ve retired hundreds of systems, we’ve changed the way we do business, our customer metrics has improved, and we have moved with much greater dispatch and speed. I expect that to be the way we will operate going forward. If this disintegrates into wars of bureaucracy and who’s doing what and making inefficient decisions for shareholders, new management will be brought in. This is not about, in my view, having religious wars. It’s about doing things quickly and doing things expeditiously. Bill.

B. Hannigan	I just wanted to comment, Dave. I talked to many, many customers yesterday, from GM to EDS, Ford, Intel, MasterCard, LI, Marriott, and I know many of you are doing the same thing. Our customers are watching for us to trip up because of integration. It’s so important that we be extra focused on our customers to make sure that we don’t make that come true.

D. Dorman	We have a lot of questions similar to this one. “Is there going to be a voluntary retirement incentive plan or VRIP to reduce headcount in 2006?” Not anticipated. Existing severance plans will be in place until the close.

Another one, Mirian, you might want to handle this. “Where are employees directed for questions on change of control and pension enhancements?”

M. Graddick-Weir	Yes, we have been getting a lot of benefit-related questions and Dave has certainly answered a number of them. By noon tomorrow, we plan to publish a special edition of AT&T Today with all of the questions that we have received, sort of the frequently asked questions and answers. We’ll also give you some information regarding a Web site that we’re going to put up with all of those frequently asked questions and answers, and then we’ll be updating those on an ongoing basis. So we encourage people, and you’ll be provided with all the information, as you have questions, submit them and then we’ll try to provide answers as quickly as possible.

D. Dorman	There was just sent an e-mail to my own e-mail box while we’re sitting here, which has to do with rebroadcasting this call, because apparently some people have been knocked off. We’ll take a look at that. For those of you who can hear me, you’re not worried about it. For those who have been knocked off, we’ll try to find out what we can do to be able to make this available in Webcast form.

M	It will be replayed both on the Web and via regulator teleconferencing bridges. We know there was an international problem.

D. Dorman	We’ll respond to the person who sent me the e-mail, but it will be available. This is real time communication.

Next question is, “With access services we try to bring the last mile through AT&T’s LNS service where possible. Will this strategy change in SBC’s area? Will we only use SBC access and SBC territories?” Well, this is one of those kinds of questions, if they have a ubiquitous network in the areas they serve and we can connect to every building and every customer through it, it would seem a little ridiculous not to use it, except where we have a superior network into a certain building, which we would want to take advantage of. So in those cases, in the SBC footprint where we have some superior connectivity, I can imagine corporate campuses for someone like Wal-mart, for example, we have a greater fiber capacity to their campus in Arkansas, Dentonville, than SBC does. So those would be cases where we could continue to, I suspect, use AT&T’s network. Everywhere else, we want to use the lowest cost way of doing it.

The next question is, “What are your thoughts on what this means for our other competitors like MCI?” This is really not a good day for them. The follow on question is, “Will this spark a merger frenzy, potentially making competition even more fierce?” I suspect that competition will continue to be fierce. There’s an abundant number of competitors out there. We have, almost on every bid we have eight or nine people bidding against us. I don’t think having eight versus nine is going to change the outcome for customers.

As far as MCI specifically, they have been for sale for some time. It’s no secret. I believe that they’ve shopped the company to all available suitors. We’ll have to see.

“How will the merger impact occupational employees? Does AT&T plan to extend the union contracts in December?” We have a contract with CWA and IBEW employees. SBC is a company that has occupational employees covered by those and other unions. Those contracts stand on their own, and I would expect that we will negotiate in good faith with the union in December towards a new contract or an extension as the case may be.

“Why was AT&T only purchased for $16 billion? Isn’t AT&T worth a lot more than that?” Well all of us who are here certainly believe we’re always worth more than the market thinks we are, at least I do. But the fact is, we’re governed by the free trading of our stock in the marketplace. Typically, a company is not worth what its current financial results are, but what its expected future financial results are. In our case, we’ve been receiving a significant discount to our current actual cash flow generation, revenue results and the like. In fact, it’s highly unusual to find a situation where you have a company with this strong of current financial results with a market capitalization where we are. But it does reflect the uncertainty of the future, the competition of the marketplace and the overall chaos in telecom.

I would just point out, when you look at the 16 competitive companies that don’t include SBC, Bell South and Verizon in that category, but CLEC’s and IXE’s, AT&T represents over 80% of the profitability of that group of companies and a significant percentage of the overall market cap. We are in a sector that has been highly damaged by the things I said before. In my judgment, you have to look at this not in the value of what we agreed to at the moment in time which is based on Friday’s close price, but what will our company be worth when this merger closes based on what SBC’s stock is trading at.

Remember, we are locked into approximately .78 of one of their shares for every one of ours. For every dollar their stock goes up or down, you’ll see an absolute shift in value for us of $0.78. So if you think about it, if their stock were to go up $3.00 between now and the time the merger closes, we would be receiving over $2.30 of additional consideration by the time the stock closes, plus the $1.30 in cash. In my judgment, tying ourselves to a strong equity like SBC, who’s paying a good dividend and has broader and more different growth prospects, is a very good trade for us.

Next question is, “What progress has been made, i.e., commercial agreements for UNE rates with SBC?” Well not a whole lot until two days ago. I suspect that we will have those discussions. We have, as I said, closed a commercial UNE agreement with one of the Bells. I don’t think it’s been announced yet, so I won’t say who it is, unless Jim Cicconi says I can, and he says I can’t, but I expect that we will have the opportunity to make sensible transition arrangements or services with SBC that would not precipitate damaging of customers. That would not be in their interest or in our interest.

I have another question here, “Please explain in more detail why the price of AT&T did not include a price premium or arguably a discount to market price? In addition, is that why board member McHenry dissented?” First of all, it did include a premium. As you recall, there was a leak in the Wall Street Journal that started Thursday. Our stock price traded up. If you look at the unaffected price before speculation was set off, the premium represented a 9% premium to the unaffected price, which was a week earlier, $18.08. The day immediately prior was actually $18.45. But we believe that if you look at the Friday a week close ago, price was $18.08 and we actually had an offer price at the SBC price on Friday that yielded $19.71. So as we evaluated this, we had to factor in the market speculation the fact that our price was driven up. We actually are receiving in this transaction slightly more SBC stock than we had offered from SBC earlier on. So in the process of negotiation, we were able to drive up the amount of SBC consideration we received and we think we have a very good deal.

“AT&T has made a substantial investment in data centers and services for the enterprise client. Please give your opinion now as president of SBC...” well I’m not president of SBC, I’m chairman of AT&T, “once the deal closes on SBC’s strategy to maintain and grow this part of our portfolio and maintain the critical skill sets our AE’s in the field have compared to the limited IDC’s and skills of the SBC team.” I suppose this comes from an AE.

I think that you’ve seen written and said by SBC that they are very focused in this deal on the value of our sales force and our enterprise customer base, on AT&T labs and our global network. Those are the critical assets. I would not expect them to want to do anything to damage that set of capabilities. In fact, their interest would be to expand it and enhance it to the extent that we think we can do more with it.

Again, if I were an AE and I’m out selling today, I’d be really enthusiastic about the future, about the support this new company can give me, and the product line I’ll get to sell, which will include wireless and broadband connections and the like.

“What does the merger mean for government solutions?” In my view, again, it’s the same thing that we’ve said over and over. This is a stronger company with more resources, more capability for integration. For government customers that exist in the SBC territory, we’ll have a more cooperative offer set. I think it’s good news.

Next question, we have quite a few that are similar to this. “How does the announcement affect most of the world organization’s, specifically EMEA and Asia Pac’s Japan?” SBC has no operations in those areas and they bought a global company because they wanted to be a global company.

Next question, I’m beginning to think the Wall Street Journal was on this conference call based on some of these questions. “Since over 70% of our shares are held by institutions, has there been any conversation with institutions to get their feeling on the proposed merger, if they will concur?” Well, obviously your owners get to vote on this, so within 120 days, I expect we’ll get a resounding yes to this transaction, because it is very much favorable to our owners. As we talked with some of our largest shareholders yesterday, there’s a clear enthusiasm for the company we’re creating and I felt very good about what we heard from our largest investors. We were able to talk to two institutions that between them own over 25% of our company in the hands of two, and I think we answered all their questions and they feel very good about this transaction.

Next question, “You mentioned that global is one of the things that SBC likes about AT&T. What about Latin America?” Well as you know, SBC has a 7% interest in TelMex and TelMex has historically owned some of SBC. Carlos Slim was an SBC board member and had some SBC stock of his own. He has resigned as of a year ago as an SBC board member. And in fact, TelMex actually, through Carlos Slims private interest, actually owns a part of MCI.

It’s too early to tell what this means for Alestra and we are obviously going to have to look at that. But no decision has been reached, and I wouldn’t presume or prejudge any particular outcome as far as Mexico is concerned.

Next question is, “What do you see will be the impact of Michael Powell’s departure from the FCC vis-à-vis this merger?” I think we can get a fair hearing under Chairman Powell and we’ll certainly get a fair hearing under any new chairman of the FCC. This merger makes tons of sense for its constituencies and for American policy.

By the way, we’ve received over 630 questions so far. I’m not sure I’ll get through all of them. My team is agreeing with that. But we’re going to cover as many as we can.

“Do you know what your role will be after the acquisition?” I have been named the president of the new company. My duties and responsibilities at this point have not been defined because we don’t have an organization yet. We’ll have to get together and see what structure makes the most sense for the new organization to operate. With the network organizations, technology organizations, consumer, broadband, Cingular, AT&T Enterprise, there are quite a few moving parts here and I’m quite comfortable Ed Whitacre and I will come to a mutually agreeable portfolio of things for me to do. I don’t think I’ll be bored.

“Due to the volume of customers, this would appear to have a great impact on select accounts where brand loyalty and preferences ride high. How would you suggest handling situations where we’re in direct competition for local services, contract renewals as well as other share of wallet issues?” Bill.

B. Hannigan	I see one of the big opportunities of the combined entity in the select space, especially when you think about the lower end of select, how we think about those 300,000 customers of ours in our value proposition, at the same time recognizing that right now it’s all about competing and competing fiercely, and that will be the work of the integration team separate from our day-in and day-out operation to create what the new model is post-close. But in the meantime, it should not be part of our consideration. Compete, compete, compete.

D. Dorman	I have a note here from Dan Damon in AT&T labs, it says, “This technology is so bad, it cuts out every second or third sentence. Why would anyone want to buy this?” Well I’m sorry you feel that way, Dan, but we’re doing the best we can here in a very short period of time and we have a bunch of people in the room, I’ll try to stay close to the microphone. I’m not sure what the technical difficulty is. It might be on your end. Yes, I read my e-mail.

Next question, “Would you please clarify our current position on UNE sales in the residential market? Will we continue to sell UNE to new customers?” I think the answer is, on the inbound channel, yes, where we have service agreements with an RBOC that continues UNE. We are still taking inbound orders today. And I think until we have the final rules, it’s premature to stop taking orders. Then based on what the final rules and orders are, we’ll make a determination whether we’ll take any more new sales. It might actually be specified in the order that no new sales will be provisioned. We’ll just have to determine that. And to the extent that we can get a commercial agreement with RBOC’s that make financial sense, it might make sense for us to keep taking inbound orders.

“What impact will the merger have on AT&T’s Wire Max research and development and deployment?” Wire Max is very important. One of the interesting things that Randall Stevenson said yesterday, who’s the COO of SBC, is it would be a combination of AT&T, SBC becomes a net payer of access to other parties. So if you look at their total collected access payments from everyone including us, and then what we pay other people, they are paying more money out than they are taking in. And that is particularly true in the AT&T footprint, both for special access as well as switched. Hossein, would you like to make a comment?

H. Eslambolchi	No, I think when we talked to them it’s very clear in the industry that access is where we have most of the costs, least amount of competition and best ability to differentiate ourselves. So we’re looking at any technology under multiple alternative technology and Wire Max is only one of them. That we’re going to look for ways to be able to lower access costs. That’s the highest item in our income statement. We ...about $8.5-9 billion of access costs that we pay and we’re going to need to find a way to get those cost down.

M	For AT&T and the SBC guys in our various due diligence sessions are very focused on us as a combined entity driving down our access costs as well. So, that goes to the excitement around AT&T labs and some of the work that we’re doing. It was expressed by the AT&T guys.

H. Eslambolchi	Also, I would say that because of the licensing spectrum that they have, I think that it makes our job on the Wire Max even easier to be able to deploy and many, many space to be able to lower our access costs.

D. Dorman	“When might we know more about the headcount impact?” The answer is, merger integration planning teams will be formed. We’ll develop plans for the new company over the course of the approval process. And as more things are known, we’ll talk about it.

“Dave, can you comment on how the merger might enhance one of our strategic imperatives, specifically our desire to further grow and expand our capabilities in the networking integration space?” Bill.

B. Hannigan	This goes to our ability to invest down the road with a combined entity of $25 billion. It also goes to what SBC recognizes from a leadership perspective within AT&T. Dave talked earlier about the sales team, the network team and the technology squad, and all wrapped up into that, and this becomes real important when you think about network integration and the value add, is our care squad as well and our marketing organization. And certainly, when SBC attributes value to AT&T and the work that they did over the past several days to determine that, it was around our capability set, what we’re doing in the enterprise space globally, what we’re doing in the government markets, and their view that that would take many, many years and billions and billions of dollars of investment to get into our league.

D. Dorman	This will probably be a good question to end on. “Can you give a best guestimate of when the deal will complete considering approvals?” Our best estimate is it’s going to take 10-12 months to receive necessary government approvals and we’ll close as quickly as we can following all those necessary approvals. Larger mergers like this that tough a lot of states and a lot of different customers and consumers usually get close scrutiny. This will be no different. But I do think that we can get it done within the year.

I’d like to close by saying this has been a difficult, personal decision for me, because I love this company. While many things are written about my being here and my period of time, I have committed myself to making AT&T a successful company going forward in the best interests of customers, shareholders and employees. It’s not been easy. We had a tough hand based on the changes that took place before I got here, but I believe with this transaction we’ve not only ensured the future, we’ve made the future brighter for our employees by offering many new opportunities. Not to say that I was less enthusiastic about our ultimate success, it’s just there’s a whole lot more here with this group of assets being put together.

So in my judgment, while I am so personally looking at this in the context of a great organization that I had the privilege to lead, and going into a different job working with someone else, I think this is absolutely the best thing for this company in all respects. I hope you will share that with me as you learn more. I know that those of you who are personally affected in different ways will have different views, but on balance, if you think about the greater good, there’s no question that this is a great transaction for AT&T.

Thanks for attending. I’m sorry if we had some technical difficulties out there. Not sure what those were, but I think based on the total number of people on, this was the best way we could get information out in an interactive format. Have a great day.

Cautionary Language Concerning Forward-Looking Statements

     This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act. Forward-looking statements are statements that are not historical facts and are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates” and similar expressions. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions, statements regarding the benefits of the business combination transaction involving AT&T and SBC, including future financial and operating results and the plans, objectives, expectations and intentions of the combined. Such statements are based upon the current beliefs and expectations of the managements of AT&T and SBC and are subject to significant risks and uncertainties (many of which are difficult to predict and are generally beyond the control of AT&T and SBC) that may cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements.

     The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of AT&T shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in SBC’s and AT&T’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site http://www.sec.gov. Other than as required by applicable law, AT&T disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.

Additional Information.

In connection with the proposed transaction, SBC intends to file a registration statement, including a proxy statement of AT&T Corp., and other materials with the Securities and Exchange Commission (the “SEC”). Investors and AT&T shareholders are urged to read the registration statement, including the proxy statement, and other materials when they are available because they contain important information.

Investors will be able to obtain free copies of the registration statement and proxy statement, when they become available, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from SBC’s Investor Relations web site (www.sbc.com/investor_relations) or by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78258. AT&T Corp.’s filings may be accessed and downloaded for free at the AT&T Investor Relations Web Site (www.att.com/ir/sec) or by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2004 annual meeting of stockholders, dated March 11, 2004, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T Corp.’s proxy statement for its 2004 annual meeting of shareholders, dated March 25, 2004. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.